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                                                                     Exhibit 4.1

                                 SPX CORPORATION
                                       and
                   EQUISERVE TRUST COMPANY, N.A., Rights Agent

                                 AMENDMENT NO. 2
                                       to
                                RIGHTS AGREEMENT

AMENDMENT NO. 2 TO RIGHTS AGREEMENT, effective as of June 26, 2002, between SPX CORPORATION, a Delaware corporation (the "Company"), and EQUISERVE TRUST COMPANY, N.A., as successor Rights Agent to The Bank of New York (the "Rights Agent").

A. The Company and the Rights Agent entered into a Rights Agreement dated as of June 25, 1996, as amended effective October 22, 1997 (the "Rights Agreement"), which the Company now desires to amend in certain respects and the Rights Agent, by executing this Agreement, acknowledges such amendments in accordance with Section 27 of the Rights Agreement. Accordingly, it is agreed as follows:

     1. Section 25(a) of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

     (a) In case the Company shall propose (i) to pay any dividend payable in stock of any class to the holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of its Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares), then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Preferred Shares for purposes of such action, in the case of any action covered by clause (vi) above as soon as practicable after the distribution date of any dividend or the effective date of any subdivision, combination or

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     consolidation of the Common Shares, and in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever shall be the earlier.

B. As promptly as practicable following the date of this Amendment, the Company shall cause the legend on the certificates for the Common Stock referring to the Rights Agreement to be supplemented so as to make reference to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to
Rights Agreement to be duly executed as of the day and year first above written.


ATTEST                                SPX CORPORATION




By /s/ Christopher J. Kearney         By /s/ John B. Blystone
   ----------------------------          ---------------------------------
Title:   Secretary                    Title:     Chairman, President and
                                                 Chief Executive Officer


ATTEST                                EQUISERVE TRUST COMPANY, N.A.


By /s/ Kathleen M. Voss               By /s/ John H. Ruocco
  -----------------------------          ----------------------------------
Title: Customer Service Manager       Title: Senior Account Manager


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